Exhibit 10.3.1

FIRST AMENDMENT OF THE
COMMUNICATIONS SYSTEMS, INC.
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

          THIS AGREEMENT, amending the Communications Systems, Inc. Employee Stock Ownership Plan and Trust, is adopted by Communications Systems, Inc., a Minnesota corporation, (the “Employer”), and Curtis A. Sampson, William G. Schultz and David T. McGraw (collectively, the “Trustee”).

          WITNESSETH: That

          WHEREAS, The Employer has heretofore established and maintains a stock bonus and employee stock ownership plan (the “Plan”) that is currently embodied in a document dated January 1, 2009; and

          WHEREAS, Pursuant to the authority reserved to the Employer under the Plan, the Employer desires to amend the Plan as set forth herein;

          NOW, THEREFORE, The Plan is hereby amended as follows:

1.	Effective January 1, 2009, Article 9 of the Plan is amended by adding a new Section 9.10 to read as follows:

          9.10      2009 Required Minimum Distributions. Notwithstanding any other provision of this Article 9, a Participant or Beneficiary who would have been required to receive required minimum distributions for 2009 but for the enactment of Section 401(a)(9)(H) of the Code (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (1) equal to the 2009 RMDs or (2) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the participant, the joint lives (or joint life expectancy) of the participant and the participant’s designated beneficiary, or for a period of at least 10 years (“Extended 2009 RMDs”), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding the definition of Eligible Rollover Distribution in Section 2.1, and solely for purposes of applying the Direct Rollover provisions of the Plan, 2009 RMDs and Extended 2009 RMDs will be treated as Eligible Rollover Distributions in 2009.

2.	Effective January 1, 2009, Article 15 of the Plan is amended by adding a new Section 15.4 to read as follows, effective as provided therein:

          15.4      HEART Act Provisions. In the case of a death occurring on or after January 1, 2007, if a Participant dies while performing qualified military service, the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death. Moreover, the Plan will credit the Participant’s qualified military service as service for vesting purposes, as though the Participant had resumed employment under the Uniformed Services Employment and Reemployment Rights Act immediately prior to the Participant’s death.

          For remuneration paid after December 31, 2008, (i) an individual receiving a differential wage payment, as defined by Section 3401(h)(2) of the Code, is treated as an Employee of the Employer making the payment, (ii) the differential wage payment is treated as Compensation and Net Compensation, and (iii) the Plan is not treated as failing to meet the requirements of any provision described in Section 414(u)(1)(C) of the Code (or corresponding Plan provisions) by reason of any contribution or benefit which is based on the differential wage payment, but only if all Employees of the Employer performing service in the uniformed services described in Section 3401(h)(2)(A) of the Code are entitled to receive differential wage payments (as defined in Section 3401(h)(2) of the Code) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Sections 410(b)(3), (4), and (5) of the Code).

3.	Effective January 1, 2010, the first sentence of Section 18.1 of the Plan is amended to read as follows:

In the event of a transfer of business assets, operations, or employees from the Employer to a successor employer, provision may be made by which the Plan and Trust will be continued by the successor; and, in that event, such successor shall be substituted for the Employer under the Plan.

4.	Effective January 1, 2010, Section 18.2 of the Plan is amended by adding the following to the end of said Section:

Notwithstanding the foregoing, a transfer of amounts from the Trust Fund to a nonqualified foreign trust shall be treated as a distribution from the Trust Fund.

5.	Save and except as herein expressly amended, the Plan shall continue in full force and effect.

          IN WITNESS WHEREOF, Communications Systems, Inc. has caused this Amendment to be executed by its officer, who has been duly authorized by its Board of Directors, and Curtis A. Sampson, William G. Schultz and David T. McGraw have executed this Amendment, effective as of the dates specified above.

COMMUNICATIONS SYSTEMS, INC.		TRUSTEES

By	William G. Schultz	/s/Curtis A. Sampson

Curtis A. Sampson
Its	President and CEO
/s/ William G. Schultz
Date	October 21, 2011	William G. Schultz

/s/ David T. McGraw
David T. McGraw